EXHIBIT 23.1

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

August 27, 2020

Panhandle Oil and Gas Inc.

Valliance Bank Tower, Suite 1100

1601 NW Expressway

Oklahoma City, OK 73118

Ladies and Gentlemen:

We hereby consent to the incorporation by reference into the Current Report on Form 8-K of Panhandle Oil and Gas Inc. (Panhandle), and into Panhandle’s Registration Statement on Form S-3 (File No. 333-221370) and any prospectus supplement filed with respect thereto, of our report of third party dated October 7, 2019, with respect to estimates of reserves and future net revenue of Panhandle, as of September 30, 2019, and to all references to our firm included in Panhandle’s Annual Report on Form 10-K for the year ended September 30, 2019.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716